UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 13, 2024
Date of Report (Date of earliest event reported)

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6940 Columbia Gateway Dr., Suite 470, Columbia, MD 21046
(Address of principal executive offices and zip code)
(410) 970-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GVP	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Damian DeLongchamp as Chief Operating Officer

On May 13, 2024, GSE Systems, Inc. (the “Company”) announced the appointment of Damian DeLongchamp as the newly appointed Chief Operating Officer of the Company. Mr. DeLongchamp joined the Company in [April 2023] and most recently served as the Vice President of GSE Engineering, Programs & Performance. Mr. DeLongchamp brings over 20 years of utility experience both domestically and abroad. His experience encompasses various roles in nuclear, fossil and green energy encompassing a wide spectrum of managerial, operational, technical and engineering responsibilities.

Mr. DeLongchamp and the Company are currently parties to an Employment Agreement, dated April 1, 2023, which governs the terms of Mr. DeLongchamp’s employment with the Company. Effective immediately, the Company has agreed to increase Mr. DeLongchamp’s Base Salary (as defined in the Employment Agreement) to $275,000. Mr. DeLongchamp and the Company have further agreed to revisit the terms of the Employment Agreement in the ordinary course. These terms were memorialized in a letter agreement dated May 8, 2024 (the “Letter Agreement”).

Under Mr. DeLongchamp’s existing Employment Agreement, Mr. DeLongchamp serves for a term of one year with annual renewals occurring automatically if neither the Company nor Mr. DeLongchamp notifies the other of an intent to terminate the Employment Agreement at least thirty days prior to December 31 of the then-current year. The Company initially agreed to pay Mr. DeLongchamp a Base Salary of $200,000 in April 2023. Mr. DeLongchamp is eligible for a bonus of up to 25% of his Base Salary and is eligible to receive a grant of restricted stock units, options, or other equity-based incentive compensation, in each case subject to achievement of annual performance goals determined by the Board of Directors. Mr. DeLongchamp is entitled to participate in all employee benefits available to senior executives or employees of the Company. During the term of the Employment Agreement, and for a twelve (12) month period following termination of the Employment Agreement, Mr. DeLongchamp shall not compete with the Company or solicit employees or customers of the Company.

If the Company terminates Mr. DeLongchamp’s employment for a reason other than Death, Disability or Cause (as defined in the Employment Agreement), or if Mr. DeLongchamp terminates his employment for Good Reason (as defined in the Employment Agreement), then Mr. DeLongcahamp will (subject to certain conditions) receive his Base Salary for a period of three (3) months and benefits for the same time period, each running from the date of termination of his employment, payable as and when salaries are generally paid to executive officers of the Company and benefits at the same level as available on the date of termination, and he will also receive, on the date that annual bonuses are paid to similarly situated employees but no later than two and one-half months following the end of the calendar year in which the termination occurs, a bonus equal to the sum of his bonus if he had been employed for the full year and the pro-rated amount through his date of termination. If Mr. DeLongchamp terminates his employment for Good Reason, or the Company terminates his employment for any reason other than Cause, in each case within twelve (12) months following a Change of Control (as defined in the Employment Agreement) of the Company, then Mr. DeLongchamp will (subject to certain conditions) receive his Base Salary and benefits for a period of three (3) months from the date of termination of his employment, payable as and when salaries are generally paid to executive officers of the Company and benefits at the same level as available on the date of termination, and he will also receive, on the date of termination, a lump sum equal to the greater of (i) the actual amount of bonus earned by him as of such date or (ii) the target amount of bonus earned by him for the period during which his employment terminates.

The foregoing description of the Employment Agreement and the Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the Letter Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report, respectively, on Form 8-K and are incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

Press Release

On May 13, 2024, the Company issued a press release announcing the appointment of Mr. Delongchamp. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated by reference herein.

The information in this Item 7.01 (including Exhibit 99.1 attached hereto) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated April 1, 2023, by and between GSE Systems, Inc. and Damian Delongchamp

10.2	Letter Agreement, dated May 8, 2024, by and between GSE Systems, Inc. and Damian Delongchamp
99.1
Press Release dated May 13, 2024 (furnished pursuant to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

By:	/s/ Emmett Pepe
Emmett Pepe
Chief Financial Officer
Date: May 14, 2024